Exhibit 99.2

10390 Pacific Center Court, San Diego, CA 92121-4340	News Release
858•646•1100, FAX: 858•646•1150
www.vical.com

FOR IMMEDIATE RELEASE

May 22, 2009

Contact:	Alan R. Engbring (858) 646-1127 Website: www.vical.com

Vical to Raise $15.4 Million in Registered Direct Offering

SAN DIEGO—May 22, 2009—Vical Incorporated (Nasdaq:VICL) today announced that it has received commitments from two institutional investors, including Federated Kaufmann Fund, to purchase approximately $15.4 million of securities in a registered direct offering. Vical expects to receive net proceeds of approximately $14.6 million after deducting placement agent fees and other offering expenses. Under the terms of a Securities Purchase Agreement, Vical will sell an aggregate of 6,666,667 shares of its common stock and options to purchase up to 3,333,333 additional shares of its common stock. Each unit, consisting of one share of common stock and an option to purchase approximately one-half of a share of common stock, will be sold for a purchase price of $2.3125. The options to purchase additional shares will be exercisable six months after issuance at $2.25 per share and will expire 90 days from the date they are first exercisable. All of the securities were offered pursuant to an effective shelf registration statement. Proceeds from the transaction will be used in the further development of Vical’s ongoing programs, as well as for other general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM - News), acted as the placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Vical Incorporated, 10390 Pacific Center Court, San Diego, California 92121. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

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About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the investors will fulfill their obligations to purchase the securities, whether Vical will be able to satisfy its conditions to close the offering, whether Vical will be able to continue to raise additional capital as needed to fund its operations; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company’s filings with the SEC. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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